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                                                                   EXHIBIT 99.10
FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
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Jeanne E. Gibson
Director of Investor Relations
(216) 781-4030

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
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                    SUCCESSFUL COMPLETION OF RIGHTS OFFERING;
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                ANNUAL MEETING RESULTS; SALE OF PARKING FACILITY
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CLEVELAND, OHIO, MAY 21, 1999 --- FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR)
today announced that the rights offering which commenced on April 21, 1999 has been completed and that 100% of the 12,500,000 available shares were subscribed for in the offering raising gross proceeds of $50,200,000.

Shareholders of record as of April 21, 1999 exercised rights to purchase 9,763,084 shares of the Company's common stock at an exercise price of $4.00 per share. First Union received oversubscriptions for 13,232,844 common shares which exceeded the amount of common shares available to allocate for the oversubscription. Oversubscribing shareholders will receive the lesser of the total number of shares they oversubscribed for or .88241896 multiplied by their total basic subscription shares.

The net proceeds of the offering will be used to repay short term debt.

RESULTS OF THE ANNUAL MEETING

The Company announced that the certified results showed shareholders of the Company voted in favor of the three proposals at its recent annual meeting held on Monday, May 17, 1999. These proposals included (1) the re-election of Daniel
J. Altobello, David S. Klafter and William A. Scully to serve on the Board of Trustees, (2) the adoption of certain amendments to the Trust's 1994 Long Term Incentive Performance Plan, and (3) the adoption of a share option plan for Trustees.

SALE OF PARKING FACILITY

The Company also announced that it has completed the sale of its parking facility located in Arlington, Texas for $2 million to Chavez Properties. The net proceeds of approximately $1.9 million, after closing costs and adjustments, were used to make a partial repayment of the Company's outstanding bridge loan.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed, stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio.